Eagle Bulk Shipping Inc. Announces Dividend Policy, Share Repurchase Program and a
USD 400 million Refinancing

STAMFORD, Conn., Oct. 4, 2021 (GLOBE NEWSWIRE) -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk”, “Eagle” or the “Company”), one of the world’s largest owner-operators within the Supramax / Ultramax drybulk segment, announced today that the Company has instituted a dividend policy and a USD 50 million share repurchase program in conjunction with the closing of a USD 400 million comprehensive refinancing (the “Refinancing”).

Under the dividend policy, the Board of Directors intends to authorize the payment of quarterly cash dividends equal to a minimum of 30% of net income, but not less than $0.10 per share. The first dividend is scheduled to be based on the Company’s Q3 2021 financial results, with payment in November. Purchases under the share repurchase program will be at the Company’s discretion. The Refinancing, which closed on October 1, 2021, has significantly improved the Company’s capital structure and increased financial flexibility, resulting in a reduction of approximately USD 8 million in annual interest expense, as well as an extension of the nearest bank debt maturity to the end of 2026.
Eagle's CEO, Gary Vogel, commented, “Today’s announcement is the culmination of a five-year transformation of Eagle that has resulted in a substantially larger and more efficient fleet, as well as a stronger balance sheet. As we plan to take delivery of the 29th vessel acquired during this period, which was purchased in May, we are pleased to be in the position to start returning capital to shareholders. Based on our positive market outlook, which is supported by historically strong supply-side fundamentals, we believe the dividend policy authorized by Eagle’s Board of Directors will enable the Company to return significant cash to our shareholders, while providing the flexibility to continue to de-lever and pursue accretive growth opportunities.”

The new USD 400 million senior secured credit facility (the “Facility”) is comprised of a USD 300 million term loan and a USD 100 million revolving credit facility which will both be secured by 49 vessels. The Facility bears an interest rate of LIBOR plus a margin of between 2.10% and 2.80%, depending on leverage and meeting certain sustainability-linked criteria, including alignment of fleetwide carbon intensity with a decarbonization trajectory consistent with IMO targets.

Proceeds from the Facility were used to repay all amounts outstanding under three existing facilities: Eagle Bulk Holdco LLC Revolving Credit Facility (due in December 2021), Eagle Bulk Shipco LLC Senior Secured Bonds (due in November 2022), and Eagle Bulk Ultraco LLC Credit Facility (due in January 2024). Following the Refinancing, USD 50 million remains available under the new revolving credit facility and four of the Company’s vessels are outside of the Facility’s collateral package and are unencumbered.

Crédit Agricole Corporate & Investment Bank, Danish Ship Finance A/S, DNB Markets Inc., Nordea Bank Abp, Filial I Norge, and Skandinaviska Enskilda Banken AB (PUBL) acted as Lenders, Mandated Lead Arrangers, and Bookrunners. Deutsche Bank AG and ING Bank N.V., London Branch, acted as Lenders. Credit Agricole is also Structurer, Facility Agent, and Sustainability Coordinator.

Members of the Company’s senior management team will host a teleconference and webcast at 8:30 a.m. ET on October 5, 2021 to discuss the Refinancing and the Company’s new capital allocation strategy.

To participate in the teleconference, investors and analysts are invited to call +1 844-282-4411 in the U.S., or +1 512-900-2336 outside of the U.S., and reference participant code 3666878. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting www.eagleships.com.

A replay will be available following the call from 11:30 a.m. ET on October 5, 2021 until 11:59 p.m. ET on October 19, 2021. To access the replay, call +1 855-859-2056 in the U.S., or +1 404-537-3406 outside of the U.S., and reference passcode 3666878.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a U.S. based fully integrated shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Denmark, Eagle focuses exclusively on the versatile mid-size drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (including: strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes as a result of COVID-19, including the availability and effectiveness of vaccines on a widespread basis and the impact of any mutations of the virus, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media:
Rose and Company
Tel. +1 212-359-2228